EXHIBIT 99.1

FIFTH AMENDMENT
TO
LOAN AGREEMENT

     This Fifth Amendment to Loan Agreement is entered into as of May 2, 2005 (the “Amendment”), by and among COMERICA BANK, successor by merger to Comerica Bank — California (“Bank”), SAFEGUARD DELAWARE, INC. (“Safeguard Delaware”) and SAFEGUARD SCIENTIFICS (DELAWARE), INC. (“Safeguard Scientifics”; Safeguard Scientifics and Safeguard Delaware are sometimes referred to, individually, as a “Borrower” and collectively, the “Borrowers”).

RECITALS

     Borrowers and Bank are parties to that certain Loan Agreement dated as of May 10, 2002, as amended, including without limitation by a First Amendment to Loan Agreement dated as of May 9, 2003, a Second Amendment to Loan Agreement dated as of February 12, 2004, a Third Amendment to Loan Agreement dated as of May 8, 2004, and a Fourth Amendment to Loan Agreement dated as of September 30, 2004 (as so amended, the “Agreement”). The parties desire to further amend the Agreement in accordance with the terms of this Amendment.

     NOW, THEREFORE, the parties agree as follows:

     1. The following definitions are hereby added to or amended in Section 1.1 of the Agreement to read as follows:

          “Facility 2 Letter of Credit Line” means aggregate Credit Extensions of up to Six Million Three Hundred Thirty Six Thousand One Hundred Ninety Eight Dollars ($6,336,198).

          “Facility 2 Letter of Credit Maturity Date” means May 8, 2006.

          “Revolving Line” means aggregate Credit Extensions of up to Forty Eight Million Six Hundred Sixty Three Thousand Eight Hundred Two Dollars ($48,663,802).

          “Revolving Maturity Date” means May 8, 2006.

     2. The following new sentence is hereby added to the end of Section 2.1(a)(i) of the Agreement: “Prior to the Revolving Maturity Date, Borrowers shall secure in cash all obligations under any outstanding Private Partner Guaranties on terms acceptable to Bank.”

     3. Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Each Borrower ratifies and reaffirms the continuing effectiveness of the Agreement and all instruments, documents and agreements entered into in connection with the Agreement.

     4. Each Borrower represents and warrants that the Representations and Warranties contained in the Agreement (other than those that relate to a specific date, which representations and warranties are true and correct as of such date) are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

     5. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

     6. As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

          (a) this Amendment, duly executed by Borrowers;

          (b) Disbursement Instructions and Auto-Debit Authorization;

          (c) an Affirmation of Guaranty;

          (d) an amount equal to all Bank Expenses incurred through the date of this Amendment; and

          (e) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

SAFEGUARD DELAWARE, INC.

By:	/s/ Christopher J. Davis

Title:	Vice President and Treasurer

SAFEGUARD SCIENTIFICS
(DELAWARE), INC.

By:	/s/ Christopher J. Davis

Title:	Vice President and Treasurer

COMERICA BANK

By:	/s/ Stacey Arrigo

Title:	Vice President

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